Exhibit 10.13

Summary of Directors’ Compensation

For 2005, outside directors serving on the Board of Directors of Albemarle Corporation will be paid $15,800 per quarter ($63,200 per year) for service as a director. In addition, directors will receive an annual amount based on their committee service: Audit Committee members will receive $9,000 and the Chairman of the Audit Committee will receive an additional $6,000; Executive Compensation Committee members will receive $7,000 and the Chairman of the Executive Compensation Committee will receive an additional $4,500; and Nominating and Governance Committee members will receive $5,000 and the Chairman of the Nominating and Governance Committee will receive an additional $3,000. Employee members of the Board of Directors are not paid separately for service on the Board of Directors.

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